Exhibit 99.1

PAVmed Provides Business Update and Preliminary Fourth Quarter and Full Year 2022 Financial Results

Conference call and webcast to be held tomorrow, March 15th at 8:30 AM EST

NEW YORK, March 14, 2023 - PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (“PAVmed” or the “Company”), a diversified commercial-stage medical technology company, operating in the medical device, diagnostics, and digital health sectors, today provided a business update for the Company and its subsidiaries, Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid”) and Veris Health Inc. (“Veris”), and presented financial results for the year ended December 31, 2022.

Conference Call and Webcast

The webcast will be available at the investor relations section of the Company’s website at pavmed.com. Alternatively, to access the conference call by telephone, U.S.-based callers should dial 877-550-1858 and international listeners should dial 1-848-488-9160. All listeners should provide the operator with the conference call name “PAVmed, Inc. Business Update Conference Call” to join.

Those seeking further details on Lucid are encouraged to visit the company’s website at luciddx.com to view the webcast of its business update call held yesterday, and its corresponding press release.

Business Update Highlights

“Over the past two months, the PAVmed team has executed on its strategic restructuring plan to protect long-term shareholder interests during challenging market conditions by tightly focusing its efforts and resource allocation on near-term commercial activities and milestones,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer. “The plan is working and appears to have been right-sized—extending cash runway while assuring the commercial efforts are adequately resourced. Lucid continues to deliver steady EsoGuard test volume growth through organic sales and now high-volume testing events and is gaining traction with commercial payors. Veris’ momentum is accelerating with an exciting commercial product, strong customer interest and a powerful business model which is not dependent on securing third-party reimbursement. I am proud how the team has battled through these challenges and emerged stronger with a bright commercial future for what remains a diversified portfolio.”

Highlights from the fourth quarter and recent weeks include:

●	In January 2022, PAVmed launched a strategic restructuring initiative designed to maximize cash runway and protect long-term shareholder interests through adjustments in near-term strategic priorities and associated resource allocation. The Company stated that it would focus substantially all its resources and near-term efforts on accelerating the commercialization of Lucid’s and Veris’ products, resulting in a meaningful reduction in its workforce and quarterly cash burn. The strategic initiative has been completed resulting in a durable, positive impact on the consolidated cash runway and balance sheet, which were further strengthened by Lucid’s announcement yesterday that it had secured $24.6 million in financing extending its cash runway well into 2024.

●	In December 2022, Veris, PAVmed’s digital health subsidiary, focused on enhancing personalized cancer care through remote patient monitoring (RPM), commercially launching its Veris Cancer Care Platform™ (“Veris CCP”), and executing its first commercial contract with New Jersey Cancer Care, PA (“NJCC”), a leading oncology practice and member of the prestigious Quality Cancer Care Alliance.

●	In February 2023, the Veris Cancer Care Platform™ (Veris CCP) went live following successful onboarding of the first cohort of cancer patients and their clinicians. Enrolled patients received a VerisBox™ and began connecting their Bluetooth-enabled health care devices to transmit real-time physiologic data to the cloud-based Veris CCP clinician portal. The patients also began reporting symptoms and quality-of-life parameters through the Veris CCP patient smartphone app, which became available for patients on the Apple App Store and Google Play. The cloud-based clinician portal was integrated into the oncology practice and the cancer care team began using it to review physiologic and clinical data and other RPM services for which they can bill. The software-as-a-service recurring-revenue business model is now poised to deliver near-term value at attractive margins to both Veris and its clients.

●	Veris is now focused on optimizing the patient and clinician experience, achieving high patient compliance, and streamlining the integration processes as its commercial team drives adoption and delivers new accounts. Feedback and interest in Veris CCP from oncology practices and cancer care centers is strong, focusing on Veris CCP as tool to enhance personalized care and as well as practice economics through RPM.

●	Veris has made steady progress on development and regulatory milestones for its implantable physiologic monitor and is targeting a commercial launch next year. The device, which is designed to be implanted in conjunction with a chemotherapy vascular access port, will further the power of the Veris CCP platform by assuring near perfect patient compliance with RPM data reporting requirements.

●	Yesterday, Lucid provided a detailed update of its commercial and financial performance. Quarterly EsoGuard testing volume continues along a steady growth path, both sequentially and annually. Satellite Lucid Test Center (sLTC) activity, whereby Lucid clinicians collect samples at physician offices, continues to increase rapidly, with Lucid clinicians now performing the majority of cell collection procedures either in an LTC or sLTC.

●	Lucid’s commercial payor engagement is accelerating, particularly with its signing of an in-network agreement with MultiPlan®, the largest secondary Preferred Provider Organization (PPO), expanding EsoGuard’s access to include Multiplan’s estimated 60 million consumers. EsoGuard pricing is holding, with in-network contracts, averaging more than $2000 per test and all in-network PPO contracts priced at or above the Medicare payment rate of $1938. Key drivers of future in-network commercial payor contracting—generating claims history with individual payors and collecting retrospective and prospective clinical utility data—are also progressing well.

●	Lucid continues to expand its commercial horizons bringing EsoGuard testing directly to at-risk patients at high-volume testing day events and launching a direct contracting strategic initiative to engage directly with large Administrative Services Only (ASO) self-insured employers, unions, and other entities.

Financial Results

●	For the fourth quarter of 2022, EsoGuard related revenues were $0.1 million while for the year ended December 31, 2022, revenues were $0.4 million. Fourth-quarter and full-year 2022 operating expenses were approximately $24.6 million and $91.3 million, respectively, which include stock-based compensation expenses of $4.9 million and $19.5 million, respectively. GAAP net loss attributable to shareholders for the fourth quarter and full-year 2022 were approximately $20.5 million and $89.2 million, or $(0.23) and $(1.00) per common share.

●	As shown below and for the purpose of illustrating the effect of stock-based compensation and other non-cash income and expenses on the Company’s financial results, the Company’s preliminary non-GAAP adjusted loss for the fourth quarter and year ended December 31, 2022, were approximately $13.8 million and $54.0 million or $(0.15) and $(0.61) per common share.

●	PAVmed had cash and cash equivalents of $39.7 million as of December 31, 2022, compared with $77.3 million as of December 31, 2021.

PAVmed Non-GAAP Measures

To supplement our unaudited financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), management provides certain non-GAAP financial measures of the Company’s financial results. These non-GAAP financial measures include net loss before interest, taxes, depreciation, and amortization (EBITDA) and non-GAAP adjusted loss, which further adjusts EBITDA for stock-based compensation expense, loss on the issuance or modification of convertible securities, the periodic change in fair value of convertible securities, and loss on debt extinguishment. The foregoing non-GAAP financial measures of EBITDA and non-GAAP adjusted loss are not recognized terms under U.S. GAAP.

Non-GAAP financial measures are presented with the intent of providing greater transparency to the information used by us in our financial performance analysis and operational decision-making. We believe these non-GAAP financial measures provide meaningful information to assist investors, shareholders, and other readers of our unaudited financial statements in making comparisons to our historical financial results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, a substitute for, considered superior to, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Non-GAAP financial measures are provided to enhance readers’ overall understanding of our current financial results and to provide further information for comparative purposes. Management believes the non-GAAP financial measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of our core operating results and business outlook. Specifically, the non-GAAP financial measures include non-GAAP adjusted loss, and its presentation is intended to help the reader understand the effect of the loss on the issuance or modification of convertible securities, the periodic change in fair value of convertible securities, the loss on debt extinguishment and the corresponding accounting for non-cash charges on financial performance. In addition, management believes non-GAAP financial measures enhance the comparability of results against prior periods.

A reconciliation to the most directly comparable GAAP measure of all non-GAAP financial measures included in this press release for the three months and year ended December 31, 2022, and 2021 is as follows:

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Revenue	$112	$300	$377	$500
Operating expenses	24,616	19,979	91,304	54,893
Other (Income) Expense	68	-	12,311	1,733
Net Loss	24,572	19,679	103,238	56,126
Net income (loss) per common share, basic and diluted	$(0.23)	$(0.21)	$(1.00)	$(0.42)
Net loss attributable to common stockholders	(20,532)	(17,285)	(89,264)	(50,630)
Preferred Stock dividends and deemed dividends	71	67	281	283
Net income (loss) as reported	(20,461)	(17,218)	(88,983)	(50,347)
Adjustments:
Depreciation and amortization expense[1]	1,426	198	2,457	226
Interest expense, net	223	-	1,272	53
EBITDA	(18,812)	(17,020)	(85,254)	(50,068)

Other non-cash or financing related expenses:
Stock-based compensation expense[2]	4,949	4,380	19,532	15,009
Debt extinguishment[2]	311	-	5,434	3,715
Acquisition related	226	-	653	133
Change in FV convertible debt	(466)	-	1,273	(1,682)
Offering costs convertible debt	-	-	4,332	-
Other non-cash charges	-	-	-	(300)
Non-GAAP adjusted (loss)	(13,792)	(12,640)	(54,030)	(33,193)
Basic and Diluted shares outstanding	89,759	83,307	89,076	77,516
Non-GAAP adjusted (loss) income per share	$(0.15)	$(0.15)	$(0.61)	$(0.43)

1 Included in general and administrative expenses in the financial statements.

2 Included in other income and expenses.

Non-GAAP Operating Expenses	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Cost of revenue	1,618	441	3,614	585
Stock-based compensation expense	(7)	-	(16)	-
Net cost of revenue	1,611	441	3,598	585

Amortization of acquired intangible assets	506	123	1,784	146

Sales and marketing expense	5,759	3,340	19,318	8,895
Stock-based compensation expense	(605)	(363)	(2,464)	(1,177)
Net sales and marketing expense	5,154	2,977	16,854	7,718

General and administrative expense total	10,059	9,106	41,041	25,420
Depreciation and amortization expense	(920)	(75)	(673)	(80)
Stock-based compensation expense	(3,985)	(3,711)	(16,001)	(12,799)
Net general and administrative expense	5,154	5,320	24,367	12,541

Research and development expense total	6,674	6,969	25,547	19,847
Stock-based compensation expense	(352)	(306)	(1,051)	(1,033)
Net research and development expense	6,322	6,663	24,496	18,814

Total operating expenses	24,616	19,979	91,304	54,893
Depreciation and amortization	(1,426)	(198)	(2,457)	(226)
Stock-based compensation expense	(4,949)	(4,380)	(19,532)	(15,009)
Net Non-GAAP operating expenses	18,241	15,401	69,315	39,658

About PAVmed and its Subsidiaries

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics, and digital health sectors. Its majority-owned subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), is a commercial-stage cancer prevention medical diagnostics company that markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to prevent esophageal cancer deaths. Its other majority-owned subsidiary, Veris Health Inc., is a digital health company focused on enhanced personalized cancer care through remote patient monitoring using implantable biologic sensors with wireless communication along with a custom suite of connected external devices. Veris is concurrently developing an implantable physiological monitor, designed to be implanted alongside a chemotherapy port, which will interface with the Veris Cancer Care Platform.

For more and for more information about PAVmed, please visit pavmed.com.

For more information about Lucid Diagnostics, please visit luciddx.com.

For more information about Veris Health, please visit verishealth.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s clinical and preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; PAVmed’s ability to raise additional funding as needed; and other competitive developments. In addition, PAVmed has been monitoring the COVID-19 pandemic and the pandemic’s impact on PAVmed’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item 1A, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Michael Parks

PAVmed and Lucid Diagnostics

484.356.7105

mep@pavmed.com